Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

DATE:	April 1, 2005 (the “Effective Date”)

PARTIES:	Rainmaker Systems
1800 Green Hills Road
Scotts Valley, CA 95066
Attention:
	Telephone:	831 430-3800
	Facsimile:	831 439-9192
(the “Company”)

and

John Houtsma
PO Box 1831
Edwards, Colorado 81632
	Telephone:	_____________
	Facsimile:	_____________
(“Executive”)

RECITALS:

A. The Company desires to continue to employ Executive in the role set forth herein below and Executive desires to remain employed by the Company.

AGREEMENT:

In consideration of the foregoing recitals (which are incorporated herein), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment; Duties. The Company shall employ Executive as Vice President of Sales, and Executive accepts such employment under the terms and conditions set forth in this Agreement. Executive’s duties shall be consistent with those of a Vice President of Sales for a Service Sales organization, as defined from time to time by the Chief Executive Officer of Rainmaker.

2. Full-Time Best Efforts.

(a) Time and Effort. Executive shall devote Executive’s full professional time and attention to the performance of Executive’s obligations under this Agreement, and shall at all times faithfully, industriously, and to the best of Executive’s ability, experience, and talent perform all of Executive’s obligations hereunder. So long as this Agreement is in effect, Executive shall not be employed or engaged by any other person or firm other than the Company unless otherwise authorized in writing by the Chief Executive Officer of Company. Notwithstanding the foregoing, Executive, upon receiving written permission from the Company’s CEO of Company, shall be permitted to serve on the boards of non-competitive companies provided that these endeavors do not impede Executive’s job performance, and Executive shall be entitled to retain all compensation paid to him in connection with such endeavors.

(b) Performance Standards; Underperformance. Within 180 days after the Effective Date, the Board of Directors shall establish performance expectations and standards, which shall (i) be reasonably acceptable to Executive, (ii) may change from time to time as the needs of the Company change, and (iii) shall serve as a basis to evaluate Executive’s performance from time to time. Within six months following the Effective Date, and at least annually thereafter, the CEO of Company and Executive shall meet in order for the CEO of the Company to provide a formal evaluation of Executive’s performance. “Underperformance” shall mean Executive’s failure to meet some or all of the then-current performance expectations and standards, and can be the basis for a change in job description, salary, and benefits, or termination of Executive’s employment under this Agreement if such Underperformance is not cured within 60 days’ following notice of the elements of such Underperformance has been given to Executive by the Company.

3. Term. The term of this Agreement shall begin on the Effective Date and shall end on the second anniversary of the Effective Date (the “Initial Term”) unless terminated prior to that date as provided herein. Unless 60 days’ advance written notice is given by one party to the other regarding termination of Executive’s employment hereunder, at the expiration of the Initial Term, and any renewal term, the term of this Agreement shall automatically extend for an additional one year.

4. Compensation and Benefits. The Company shall pay compensation to Executive consisting of an annual base salary, any applicable bonuses and other benefits as described in this Agreement. In addition to the financial compensation and benefits set forth below, Executive shall be reimbursed for any approved business-related expenses and shall receive vacation, sick leave, and other time off as is customary and usual for executives of Executive’s status in the Company.

(a) Base Salary; Unpaid Wages. Executive’s annual base salary as of the Effective Date is $125,000. Executive’s base salary shall be reviewed annually in conjunction with Executive’s annual performance review and may be adjusted as appropriate in light of Executive’s performance. Executive’s annual base salary shall be paid in accordance with the standard payroll practices of the Company.

(b) Benefits. Executive shall be entitled to participate in such life insurance, disability, medical, dental, pension, profit sharing, stock options, stock grants, and retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of executives of Executive’s level or its employees generally (the “Benefits”).

(c) Bonuses/Commissions. The Company may establish a bonus plan for Executive in the future.

(d) Expense Reimbursement. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses properly incurred in the performance of this Agreement, but only to the extent that Executive submits to the Company an itemized account of such expenses. Reimbursement for such expenses shall occur promptly after their approval and receipt by the Company of such documentary evidence of such expenses as the Company may reasonably require.

5. Stock Option Grant. Executive has received options to purchase 125,000 shares of Rainmaker’s common stock (the “Options”) pursuant to Rainmaker’s 2003 Stock Incentive Plan. The Options shall vest in accordance with Rainmaker’s standard vesting schedule.

6. Documents and Materials. Except in the performance of Executive’s duties in the ordinary course of business for which Executive is employed by the Company, Executive shall not make or cause to be made any copies, or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed, computerized or otherwise recorded materials of any kind belonging to or in the possession of the Company or any of its Affiliates (defined below). Immediately upon the termination of Executive’s employment with the Company or at any time upon the request of the Company, Executive shall surrender all such material to the Company and execute a document acknowledging that Executive has complied with the provisions of this Agreement.

7. Trade Secrets and Other Confidential Information. Executive shall not at any time, whether during or after the term of this Agreement, use for Executive’s own benefit or purposes or for the benefit or purposes of any other person or entity, or disclose (except in the performance of Executive’s duties in the ordinary course of business for which Executive is employed by the Company) in any manner to any person or entity, any trade secrets, information, data, know how or knowledge (including that relating to service techniques, purchasing and sales organization and methods, client lists, market development and expansion plans, personnel training and development programs and client and supplier relationships) or any other Discoveries (defined below) belonging to or relating to the affairs of the Company or any of its Affiliates or to the clients of the Company or any of its Affiliates; provided, however, that this Section shall not apply to any trade secret, information, data, know how, knowledge, or Discovery that is or becomes generally available to the public through no fault or action of Executive.

8. Customers and Vendors. Executive acknowledges that the lists of the Company’s and its Affiliates’ customers and vendors as they may exist from time to time constitute a valuable and unique asset of the Company, and Executive shall not, during or after the term of Executive’s employment, disclose such lists or any part thereof to any person or entity for any reason whatsoever, nor shall Executive use such customer or vendor lists for Executive’s own benefit or purposes or for the benefit or purposes of any business with whom Executive may become associated.

9. Discoveries. Any and all inventions, discoveries, improvements, designs, methods, systems, developments, know how, ideas, suggestions, devices, trade secrets and processes (collectively, “Discoveries”), whether patentable or not, which are discovered, disclosed to or otherwise obtained by Executive during Executive’s employment with the Company are confidential, proprietary information and are the sole and absolute property of the Company. Executive shall disclose promptly to the Company all Discoveries and shall assist the Company in making any application in the United States and in foreign jurisdictions for patents of any kind with respect thereto.

10. Works for Hire. All works and writings of a professional nature that are produced by Executive during Executive’s employment with the Company that relate to the Company’s business or that are produced during regular working hours with the Company or with the use of the Company’s resources constitute works made for hire and are the sole and absolute property of the Company. Executive grants the Company the exclusive right to copyright all such works made for hire in the United States and in foreign jurisdictions. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments that the Company may deem necessary to protect the Company’s interest therein for the works made for hire.

11. Non-Competition.

(a) Corporate Relationship. Executive acknowledges (i) that Executive’s employment as a member of the Company’s executive management team creates a relationship of confidence and trust between Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company, its Affiliates and its clients, and (ii) the highly competitive nature of the business of the Company. Accordingly, the Company and Executive agree that the restrictions contained in this Section are reasonable and necessary for the protection of the immediate interests of the Company and that any violation of these restrictions would cause substantial injury to the Company.

(b) Competitive Business Defined. The term “Competitive Business” means any business which is similar to or competitive with the business of the Company with respect to which Executive has had direct responsibility and which is located in the same regions or markets as the business of the Company.

(c) Existing Client Defined. The term “Existing Client” means a client for whom the Company or any of its Affiliates is performing services or marketing products as of the date of the termination of Executive’s employment with the Company or for whom the Company or any of its Affiliates performed services or marketed products within the two-year period immediately preceding the termination of Executive’s employment with the Company.

(d) Noncompetition. During Executive’s employment with the Company and for the defined duration set forth below following the termination of Executive’s employment with the Company, Executive shall not:

i. own, manage, operate, control, have any financial interest in, or lend Executive’s name to any person or entity engaged in, a Competitive Business or cause others to or assist others in engaging in any Competitive Business in the foregoing manner;

ii. employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of Executive or any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any of its Affiliates as of the date of Executive’s termination or at any time during the one-year period following such termination; or

iii. solicit directly or indirectly on behalf of Executive or any Competitive Business, the customer business or account of any Existing Client.

If termination is by the Company without Cause the foregoing covenant shall remain in effect for four months unless there has been a Change of Control (defined below) and Executive’s employment is terminated without Cause during the 120 day period following the Change of Control, or otherwise ends, the foregoing covenant shall remain in effect for six months.

(e) Non-Competition Exception. Following the termination of Executive’s employment, Executive’s obligation to not compete with the Company as set forth above is solely dependent upon the Company’s paying to Executive all amounts due and payable to Executive under this Agreement (the “Payments Due”) within ten business days following the due dates therefore. The failure to make the Payments Due payments within such cure period shall serve as a waiver of Executive’s obligations under the covenant not to compete; provided, however, that such waiver shall not waive the Company’s obligation to make the Payments Due, and provided further that if the Payments Due are resumed within 30 days after the expiration of the cure period provided for herein, Executive’s obligation not to compete as provided herein shall resume until the expiration of the applicable period; and provided further, that if Executive has commenced employment in a Competitive Business prior to the Company making the Payments Due, Executive shall not be obligated to resign such employment.

(f) Specific Enforcement. Subject to Section 11 (e), the foregoing covenants shall be specifically enforceable; provided, however, that the covenants shall not be construed to prohibit ownership of not more than 5% of the equity of any publicly held entity engaged in direct competition with the Company, so long as the Executive is not otherwise engaged with such entity in any of the other activities specified in the foregoing clauses.

(g) Severability. If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section is unenforceable, it is the intention of the parties that this Section 11 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section in the jurisdiction of the court that has made the adjudication.

(h) Employability. Executive acknowledges (i) that Executive has sufficient abilities and talents to be able to obtain, upon the termination of Executive’s employment, comparable employment from another business while fully honoring and complying with the above covenants concerning confidential information and contacts with the Company’s or any of its Affiliates’ customers or employees, and (ii) the importance to the Company and its Affiliates of the above covenants. Accordingly, for the duration of the applicable period of Executive’s covenant not to compete as set forth above and upon the Company’s reasonable request of Executive, Executive shall advise the Company of the identity of Executive’s new employer and shall provide a general description, in reasonable detail, of Executive’s new duties and responsibilities sufficient to inform the Company of its need to request a court order to enforce the above covenants.

(i) Remedies. The parties acknowledge that the damages sustained by the Company or its Affiliates as a result of a breach of the agreements contained herein will subject the Company or its Affiliates to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Therefore, the Company and its Affiliates, in addition to any other remedies they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement subject to Section 11(e). If an action is instituted to enforce this Agreement or any of the terms and conditions hereof, including suit for preliminary injunction, the prevailing party shall be entitled to costs and reasonable attorneys’ fees. The Company acknowledges that (A) the Company shall not be entitled to an injunction or the right to enforce the covenant not to compete or seek damages as a result of Executive’s competitive activities if the Company has not made the Payments Due as provided in Section 11(e), and (B) the requirement to pay Executive the Payments Due is part, but not the sole, consideration being accepted by Executive’s agreement to the covenant not to compete contained herein.

12. Disability. The Company may terminate this Agreement upon notice to Executive if Executive is physically or mentally incapacitated and unable to perform Executive’s duties under this Agreement for a period of 90 out of any 180 days. If a question arises as to the incapacity of Executive, then the Company shall promptly employ one physician who is a member of the American Medical Association and who is reasonably acceptable to Executive to examine Executive and determine if Executive’s physical or mental condition is such as to render Executive unable to perform Executive’s duties under this Agreement. The decision of the physician shall be certified in writing to the Company, shall be sent by the Company to Executive or Executive’s representative and shall be conclusive for purposes of this Agreement. Any compensation payments payable to Executive hereunder shall be reduced by the amount of any disability payments Executive receives as a result of disability policies on which the Company has paid the premiums.

13. Death During Employment. This Agreement shall terminate upon Executive’s death, and the Company shall pay a death benefit equal to Executive’s base monthly salary for the balance of the month of Executive’s death and for three months following Executive’s death. Such amounts shall be paid to the beneficiary named in writing by Executive, or if none, to Executive’s surviving spouse, or if none, to the executors and administrators of Executive’s estate and shall be paid within 60 days after Executive’s death.

14. Termination for Other Than for Disability or Death.

(a) By the Company. The Company may terminate Executive’s employment under this Agreement prior to the expiration of the Initial Term or any renewal term as follows:

i. without Cause, upon 30 days’ prior notice to Executive; or

ii. immediately upon the showing of Cause. For purposes of this Agreement, “Cause” shall mean, but not be limited to (1) gross misconduct, gross negligence, or gross omissions by Executive, which is not cured to the Company’s satisfaction within 30 days after notice of such gross misconduct, gross negligence or gross omissions is given to Executive; (2) an act or acts of dishonesty by Executive involving the Company; (3) conduct of Executive which is materially injurious to the Company, monetarily or otherwise; (4) a material breach of Sections 7 through 11 of this Agreement; (5) any other material breach by Executive of this Agreement which breach has not been cured by Executive within 30 days after notice of such breach is given to such Executive by the Company; (6) Underperformance by Executive if such Underperformance is not cured as provided in Section 2(b), or (7) Executive is convicted of, or enters a plea of nolo contendere with respect to, any offense that, if committed in the State of Texas, would have constituted a felony under the laws of the State of Texas or the United States.

(b) By Executive. Executive may terminate Executive’s employment under this Agreement upon 30 days’ notice to the Company. An Executive’s termination shall be deemed for “Good Reason” if such termination is due to: (i) a change materially adverse to Executive in the nature of scope of Executive’s position, status, responsibilities or duties with the Company as they existed as of the Effective Date (other than for uncured Underperformance), (ii) a material reduction by the Company in Executive’s base salary as in effect on the Effective Date or as the same may be increased from time to time, other than pursuant to an across the board reduction of an equal or greater percentage affecting all of the Company’s executive officers or due to uncured Underperformance; (iii) a change, exceeding a thirty-mile radius, in Executive’s principal work location established on the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations of the other officers of the Company; (iv) failure of the Company to pay Executive amounts required to be paid under this Agreement if not cured within ten business days after notice of such failure is given to the Company by Executive; or (v) a material breach by the Company of any other material provision of this Agreement that has not been cured by the Company within 30 days after notice of such breach is given to the Company by Executive.

(c) Termination Obligations. Upon termination of Executive’s employment with the Company, the Company shall have no further obligation to Executive except as provided under this Agreement; provided, however, that termination of Executive’s employment shall not affect Executive’s right to receive any compensation or applicable bonuses that have accrued but have not been paid through the date of termination. Executive shall return to the Company any and all equipment including electronic equipment, keys, credit cards, and the like, owned by the Company and used by Executive.

(d) Severance. Upon the termination of Executive’s employment with the Company under this Section prior to the expiration of the Initial Term, the Company shall pay to Executive a severance benefit equal to that portion of Executive’s then current base salary as follows: (i) if termination is by the Company without Cause the severance shall be four months salary unless there has been a Change of Control (defined below) and Executive’s employment is terminated without Cause during the 120 day period following the Change of Control, in which case the severance shall be six months salary; (ii) if termination is by the Company for uncured Underperformance (even though such termination is for cause), the severance shall be one month salary; (iii) if the termination is by the company for Cause (other than uncured Underperformance) Executive shall receive no severance benefit of any kind; (iv) if the termination is by Executive for Good Reason, the severance shall be four months salary; and (v) if the termination is by Executive without Good Reason, Executive shall receive no severance benefit of any kind. In addition, in the event any severance payment is owing pursuant to the foregoing, as partial consideration for payment of such severance amounts, Executive shall execute at the time of such termination and as a condition of receipt of the severance amounts, the Company’s standard Release Agreement. Executive shall not be entitled to receive any Benefits except that if the termination is by the Company without Cause within 120 days following a Change of Control, the Company shall pay Executive’s COBRA payment while Executive is receiving severance payments. Payments due to Executive under this Section shall be paid in cash or by check on the same dates on which Executive would otherwise have received payments of Executive’s annual base salary hereunder if employment had continued; provided, however, that if termination of employment is by the Company without Cause and the Company is not able to make such payments in light of material financial hardships, such payments shall be made when the Company is financially able to make them.

(e) Payments upon Termination. Regardless of the reason for the termination of Executive’s employment, the Company shall pay to Executive all salary and expenses due to Executive through the effective date of termination less any amounts owed to the Company by Executive; provided that any applicable severance payments shall be paid in accordance with the standard payroll practices of the Company over the period utilized to determine the applicable severance payment.

(f) Withholding Tax. The Company shall be entitled to withhold from any compensatory payments that it makes to Executive under this Agreement or otherwise an amount sufficient to satisfy all Federal, state and local income and employment tax withholding and all other applicable withholding requirements with respect to any and all compensation paid to Executive by the Company.

(g) Change of Control Defined. For purposes of this Agreement, “Change of Control” means:

i. When any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

ii. Any merger, consolidation or transfer of securities of the Company with or into another corporation, other than a merger, consolidation or transfer of securities in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction; or

iii. The sale, transfer, or disposal by other means of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).

15. Rights of Indemnity. Executive shall be entitled to the same rights of indemnification as provided to all other executives, officers and directors of the Company pursuant to applicable law and the Company’s governing documents.

16. Arbitration. Except for (i) any claim for unemployment compensation or workers’ compensation, and (ii) any relief sought for breach by Executive of Sections 6-11 of this Agreement, in which case a claim may be, but is not required to be, brought before any court in the State of Texas having jurisdiction over the matter, any controversy or claim arising out of or related to this Agreement (as applicable, a “Dispute”) shall be resolved by binding arbitration in accordance with the then-effective rules of the American Arbitration Association (“AAA”) and limited discovery shall be permitted. Arbitration shall be held at the location chosen by the party that has not initiated the arbitration, which location shall be limited to Texas or any other state in which the Company has an office or employees (as applicable, the “Arbitration Location”). Upon notification by a party of such party’s intention to arbitrate a Dispute (the “Notice Date”), each party shall select one arbitrator, and the two arbitrators so chosen shall select one arbitrator. Each of the arbitrators chosen shall be impartial and independent of the parties. If a party fails to select an arbitrator within twenty days after delivery of the Notice Date, or if the arbitrators chosen fail to select a third arbitrator within twenty days after being chosen, then any party may in writing request the judge of the United States District Court closest to the Arbitration Location senior in term of service to appoint the arbitrator or arbitrators. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the AAA to the extent such rules do not conflict with the terms hereof; however there is no requirement that the arbitration proceed through or under the auspices of the AAA. The decision of a majority of the arbitrators shall be reduced to writing and shall be binding on the parties. Judgment upon the award rendered by a majority of the arbitrators may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrators shall be allocated as determined by the arbitrators.

17. Survival. The covenants contained in this Agreement shall survive any termination of Executive’s employment with the Company and any termination of this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in this Agreement except as prescribed in Section 11 (e).

18. Severability. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive and the Company hereby consent and agree that the scope of such restriction may be judicially modified in any proceeding brought to enforce such restriction. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this Agreement shall remain in full force and effect.

19. Notice. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered by personal delivery, air courier, or if mailed by registered or certified first-class mail, return receipt requested, to the residence of Executive as it appears in the corporate records for notice to Executive, or to the principal office of the Company for notice to the Company. All notices delivered in accordance with this Section shall be deemed to have been received and shall be deemed effective if delivered in person or by air courier, upon actual receipt by the intended recipient, or if mailed, upon the date of delivery or refusal to accept delivery as shown by the return receipt therefor.

20. Affiliate; Construction and Interpretation. An “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with another. Control shall mean beneficial ownership of 50.01% or more of the outstanding voting securities or other ownership interests. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “include,” “includes,” “including” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; (d) the word “or” is not exclusive; and (e) reference to any document (including this Agreement) and to any law, rule, or regulation means such document, law, rule or regulation as amended from time to time.

21. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

22. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

23. Assignment. The rights and obligations of the Company under this Agreement shall, without the prior written consent of Executive, inure to the benefit of and be binding upon the successors and assigns of the Company. This is a personal service contract and may not be assigned by Executive except that rights of Executive to receive severance or benefits under Sections 12, 13, or 14 shall be assignable through a testamentary disposition or by the laws of descent and distribution or the laws of guardianship, in the case of death or disability.

24. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the State of Texas. By execution of this Agreement, each party submits to in personam jurisdiction of the courts of the State of Texas.

25. Headings. The headings of sections in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

26. Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement. Any counterpart may be delivered by any party by transmission of signature pages to the other parties at the addresses set forth herein, and delivery shall be effective and complete upon completion of such transmission; manually signed copies of signature pages shall nonetheless be delivered promptly after any such facsimile delivery.

[The remainder of this page is intentionally blank.]

27. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and simultaneous agreements, communications, and understandings with respect to such subject matter, whether oral or written.

This Agreement is executed and delivered on the day and year first above written.

Company:
Rainmaker Systems

/s/ MICHAEL SILTON
By:	Michael Silton
Its:	CEO

Executive:
John Houtsma

/s/ JOHN HOUTSMA